UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 21, 2014

Commission File Number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2014, Office Depot, Inc. (the “Company”) entered into a Retention Agreement (the “Agreement”) with Deborah O’Connor, the Company’s former co-Chief Financial Officer and co-Chief Accounting Officer and current Senior Vice President, Integration, effective as of January 1, 2014. Under the terms of the Agreement, Ms. O’Connor is eligible to earn a retention payment of $150,000 (the “Retention Payment”), if she remains actively employed with the Company until June 30, 2014 (the “Retention Period”). The Retention Payment will be payable to Ms. O’Connor in a single lump sum payment within thirty (30) days after the end of the Retention Period.

If prior to the end of the Retention Period, Ms. O’Connor’s employment is terminated (i) by the Company as a result of a termination for Cause (as defined in the Change in Control Agreement between Ms. O’Connor and OfficeMax, dated as of December 11, 2008 (the “Change in Control Agreement”)), or (ii) by Ms. O’Connor without Good Reason (as defined in the Agreement), the Retention Payment will be immediately forfeited. If Ms. O’Connor’s employment is involuntarily terminated prior to the end of the Retention Period by the Company for any reason other than Cause, or if Ms. O’Connor terminates employment prior to the end of the Retention Period for Good Reason, any such termination will result in an immediate vesting of the Retention Payment. Such Retention Payment will be payable to Ms. O’Connor in addition to any severance benefits that may be payable to her pursuant to the terms as set forth in her Change in Control Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the actual Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Retention Agreement between the Company and Ms. O’Connor dated March 21, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2014

OFFICE DEPOT, INC.

By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Retention Agreement between the Company and Ms. O’Connor dated March 21, 2014.